EXHIBIT 10.1

COMPANY CONFIDENTIAL

June 7, 2021

Mr. Brian Mason
via softcopy

Re: Retention Incentives

Dear Brian:

As you know, SPX Corporation (“SPX” or the “Company”) has been pursuing the sale of SPX Transformer Solutions, Inc. (“Transformer Solutions”). SPX recognizes the additional burden this placed and will continue to place on you as a key member of the Transformer Solutions executive team through the conclusion of the process, and therefore offers you an incentive as set forth below.

Subject to the terms and conditions contained herein, you will be eligible to receive an Incentive Payment payable by SPX in the amount as set forth on Appendix A, payable as follows: (1) one half of the Incentive Payment amount set forth on Appendix A will be paid within five business days following the final closing date of the Transaction (as defined below) and (2) the remaining one half of the Incentive Payment amount set forth on Appendix A (the “Second Payment”) will be paid on the later of 180 days or within five business days after all post-closing working capital and other purchase price adjustments are finally determined and binding on the parties to the Transaction, but in no event later than March 15 of the year following the closing of the Transaction. You will also be eligible for a pro-rated bonus and accelerated vesting of your unvested equity, and such other benefits, as set forth in Appendix A.

Payment of the Incentive Payment amounts and your receipt of the other benefits set forth on Appendix A are each conditioned upon (i) your active employment and satisfactory performance, as determined by the Company, throughout the period from now through and including the date of the consummation of the Transaction, (ii) the closing of the Transaction on or before September 30, 2021, (or such later date as may be provided for in the SPA (defined below)), and (iii) your signing, and not revoking, a general release and, where appropriate, a separation agreement, each in a form satisfactory to the Company, to be effective as of the date of the consummation of the Transaction. For the purposes of this agreement, “Transaction” shall mean the sale of 100% of the issued and outstanding stock of Transformer Solutions to GE Prolec Transformers, Inc. (the “Purchaser”) pursuant to that certain stock purchase agreement dated as of even date herewith (the “SPA”) or another alternative transaction as approved of by the SPX Board of Directors. In the event that you breach any provision of such release or separation agreement, you shall not be entitled to any payments under this letter agreement, including the other benefits set forth in Appendix A, and you shall immediately repay to the Company any payments made by the Company to you under this letter agreement and forfeit all other benefits provided under this letter agreement. The Second Payment will be further conditioned on your continued employment and satisfactory performance with Transformer Solutions through the payment date of the Second Payment, unless you are involuntarily terminated by Transformer Solutions after the consummation of the Transaction.

All amounts payable under this arrangement shall be subject to applicable taxes and withholdings. None of the amounts payable under this letter agreement shall be considered as compensation eligible for deferral under any 401(k) tax-qualified retirement plan or supplemental non-qualified plan, nor as pensionable compensation under any defined benefit tax-qualified retirement plan or supplemental non-qualified plan, in which you participate.

Nothing contained herein shall be deemed to obligate SPX to sell Transformer Solutions. SPX’s determination whether to consummate such a transaction shall be final and binding, and the consummation of any such sale must ultimately be approved or rejected by SPX’s Board of Directors in its sole and exclusive discretion.

This document states the entire agreement between you and the Company regarding the subject matter hereof; provided, however, that this arrangement shall not supersede any confidentiality, non-competition or other protective covenants you have with the Company, or your existing Change of Control or Severance Agreement with SPX, all of which shall remain in full force and effect until such time as a Transaction is consummated. Any other statements, whether verbal or written, which are inconsistent with the terms and conditions set forth in this document are unauthorized by the Company.

In the event of a Transaction, your Change of Control and Severance Agreements will be replaced by an Enhanced Severance Agreement, the form of which has been provided to you (the “Enhanced Agreement”), to be entered into between you and Transformer Solutions. As set forth in the Enhanced Agreement, you will be entitled to two years of salary, benefits, and bonus in the event your employment with Transformer Solutions is involuntarily terminated within 24 months of the consummation of the sale. If your base salary or bonus target is reduced, or your perquisite benefits are meaningfully changed within the two years following the consummation of the sale, this will trigger payments under your Enhanced Agreement as set forth therein. Should there be a dispute concerning the enforcement of the Enhanced Agreement between you and Transformer Solutions, SPX shall reimburse you for all reasonable attorney’s fees incurred by you in enforcing provisions of the Enhanced Agreement against Transformer Solutions, up to a maximum amount of $10,000.

For the avoidance of doubt, SPX shall be responsible for making the Incentive Payment set forth in Appendix A and for any vesting obligations under the Company’s incentive stock compensation plans; however, Transformer Solutions shall be responsible for any annual bonus and/or severance obligations set forth in the Enhanced Severance Agreement. Any amendments or modifications to this letter agreement shall be in writing and designated as such and signed by both parties.

I trust this helps clarify your status with Transformer Solutions during this transition. Of course if you have any questions please contact me directly. Kindly indicate your acknowledgment and acceptance of this arrangement by signing below and returning a copy to me.

Sincerely,

/s/ John W. Nurkin
John W. Nurkin
Vice President, Secretary & General Counsel

ACKNOWLEDGED AND ACCEPTED

/s/ Brian Mason
Brian Mason

Appendix A
SPX Transformer Solutions
Sale of Business Incentive

Based on the currently agreed transaction value, your incentive payment would be as listed below. Any meaningful change in value may require a re-evaluation of the level of payment.

Incentive Payment: $2,500,000.00

In the event a Transaction is not consummated by September 30, 2021( or such later date as may be provided in the SPA or approved by the SPX Board of Directors) you will be eligible for a lump-sum bonus of $100,000.00, subject to applicable taxes and withholdings.

You will remain eligible for a bonus under the SPX Management Bonus Plan until the consummation of a Transaction. You will be eligible for a pro-rated bonus in the year of the consummation of a Transaction based on performance at that time against pro-rated targets. It is anticipated that this amount would be paid in the ordinary course by Transformer Solutions.

Subject to the terms and conditions contained above, it is the intention of the Company to offer “next vest” treatment of outstanding equity grants. All time-based equity scheduled to vest in the 12 months following the consummation of a Transaction (or next vesting cycle) will vest at the time of the consummation of the Transaction. All performance-based equity scheduled to vest in the 12 months following consummation of a Transaction (or next vesting cycle) will vest, if at all, when the performance criteria are met in accordance with applicable award agreements. All time-based and performance-based equity that is not scheduled to vest within the 12 months following the consummation of a Transaction will be forfeited.